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                                                                     EXHIBIT 8.1

                              [Skadden Letterhead]

Tenet Healthcare Corporation
2700 Colorado Avenue
Santa Monica, CA 90404

              Re: Tenet Healthcare Corporation
                 Registration Statement on Form S-3
                 File No. 33-63451
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Ladies and Gentlemen:

    We have acted as special counsel to Tenet Healthcare Corporation, a Nevada corporation (the "Company"), in connection with the contemplated offering (the "Offering") of $350 million aggregate principal amount of Exchangeable Subordinated Notes due 2005 exchangeable for shares of common stock of Vencor, Inc. (the "Exchangeable Subordinated Notes"). This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Registration Statement on Form S-3 relating to the Exchangeable Subordinated Notes initially filed with the Securities and Exchange Commission (the "Commission") on October 17, 1995 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement").

    Our opinion is based upon an examination of the Registration Statement, the form of the Exchangeable Subordinated Notes, the Indenture, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and our opinion is premised, in part, on the veracity of such statements and representations. We have also assumed that the Offering will be consummated in accordance with the description set forth in the Registration Statement.

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions, administrative rulings, and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, and interpretations on which this opinion is based are subject to change, and such changes could apply retroactively. In addition, because there is no precise legal authority that addresses the Federal income tax treatment of exchangeable debt instruments with characteristics similar to the Exchangeable Subordinated Notes, there can be no assurances that the Internal Revenue Service would not take a position contrary to the Federal income tax treatment of the Exchangeable Subordinated Notes described in the Registration Statement.
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    Based  on the foregoing, we are of the opinion that, although the discussion set forth in the section of the Registration Statement entitled "Certain Federal Income Tax Consequences" does not purport to discuss all possible Federal income
tax  considerations  of  the  acquisition,  holding,  exchanging  or   otherwise
disposing of the Exchangeable Subordinated Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the Federal income tax consequences that the likely to be material to a purchaser of the Exchangeable Subordinated Notes.

    Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law. We are furnishing this opinion to you solely for the Company's benefit in connection with the Offering and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission.

    We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom therein under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM